Exhibit 23.1


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
             -------------------------------------------------------


We consent to the inclusion in this Registration Statement of Startech Environmental Corporation on Form S-1, Amendment No. 2 (File No. 333-143478), of our report dated January 28, 2008 with respect to our audits of the consolidated financial statements of Startech Environmental Corporation as of October 31, 2007 and 2006 and for each of the three years in the period ended October 31, 2007, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.



/s/ Marcum & Kliegman LLP

New York, New York
March 10, 2008